Exhibit 99.1

             Alpha Virtual, Inc. Finalizes Merger with EssTec, Inc.


Los Angeles, CA May 13, 2003 - Alpha Virtual, Inc. (NASDAQ OTC BB: AVRT) today announced that it has closed the Plan of Merger to acquire Esstec, Inc. The transaction was structured as a merger and 4,276,162 shares of Alpha Virtual, Inc. will be issued to acquire 100% of EssTec, Inc. The acquisition was approved by the shareholders of Esstec, Inc. and the closing occurred as scheduled on May 8, 2003. Alpha Virtual, Inc. plans to file Form 8-K discussing the merger in the next few days.

Esstec, Inc. is a software solutions provider that has developed a comprehensive workflow management system called EssFlow. A medical industry version of the system is being marketed under the MedFlow name and has modules for patient records, billing, and scheduling.

About Alpha Virtual, Inc.

Alpha Virtual, Inc. designed and developed an innovative Web collaboration software system. Its OneView technology allows businesses to quickly and easily add real-time Web cruising, rich media sharing, groupware, and chat/messaging features to existing Web sites. Alpha Virtual was formerly known as Perceptronics, a predecessor with a thirty year-old track record in international defense industry software development. Visit www.alphavirtual.com for more information. Through the acquisition of EssTec, Inc., Alpha Virtual is now also positioned as a hybrid information technology and services company that will have expertise in software application development, mobile data communications  technology  and  the  understanding  of the  needs  of  targeted business's issues to develop mobile enterprise and workforce management solutions in several industry segments including Financial Services, Field Service Automation, and Health Care.


This press release contains forward-looking statements that are subject to risks and uncertainties. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, general business conditions in the industry, changes in demand for products, the timing and amount or cancellation of orders and other risks detailed from time to time in Alpha Virtual's filings and reports with the Securities Exchange Commission, and published on the Edgar system.



For more information, please contact:

David Liu
Manhattan Capital Partners, LLC
Phone: (213) 327-0029
DLiu@manhattancap.com







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